EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 29, 2012, relating to the consolidated financial statements and financial statement schedule of Computer Sciences Corporation and subsidiaries (the Company) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended March 30, 2012.

/s/ Deloitte & Touche LLP
McLean, Virginia
May 29, 2012